MOBILEYE VISION TECHNOLOGIES LTD.
EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of 2/8/2010 (the "**Effective Date**"), by and between **MobilEye Vision Technologies Ltd.**, an Israeli company with its principal offices at 13 Hartum st., Jerusalem, Israel (the "**Company**"), and Shai Shalev-Shwartz (I.D. Number [redacted]) an individual whose address at [redacted] (the "**Employee**").

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as its Consultant, and the Employee desires to be employed by the Company in that position on the terms and conditions set forth below:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties hereto agree as follows:

1. <u>EXCLUSIVITY OF THE CONTRACT</u>

1.1. This contract is a personal employment contract and therefore, save as expressly otherwise provided herein:

1.1.1. For the purposes of this Agreement and with respect to the employment of the Employee by the Company, no terms or provisions of any current or future (a) general collective labor agreements and/or arrangements, (b) special collective labor agreements, (c) existing or future Extension Orders; (d) any industry custom or practice (e) any other agreements between the Company and its employees, shall apply to this Agreement or to the employment relationship between the Company and the Employee.

1.1.2. The Employee shall not be entitled to any payment, right or benefit which is not expressly mentioned in this contract, including, but without prejudice to the generality of the foregoing, any payments, rights, retirement conditions or other benefits whatsoever, to which the employees of the Company or of any company under its control are now or in future entitled, which are not mentioned in this contract.

1.1.3. Any results of negotiations conducted between the Employee's Committee or the Employee's Representative and the Company shall not apply to the Employee and shall not amend, add or detract from the terms and conditions contained herein.

1.2. The Employee hereby represents in favor of the Company that no provision of any law, regulation, agreement or other document prohibits him from entering this Agreement. Neither the execution nor delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate

any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

1.3. The Employee undertakes to keep the contents of this Agreement confidential and not to disclose the existence or contents of this Agreement to any third party without the prior written consent of the Company.

2. THE EMPLOYEE'S DUTIES AND OBLIGATIONS

2.1. The Employee shall from 2/8/2010 (hereinafter "Date of Commencement of Employment") serve as Consultant and shall report to Amnon S.. The Employee shall observe and comply with all resolutions, regulations and directions from time to time made or given by the Company.

2.2. The six month period commencing from the Date of Commencement of Employment shall be considered to be a trial period ("Trial Period").

2.3. The Employee shall use his best endeavors to promote the interests of the Company. The Employee shall devote all of his business and professional time, attention, energy, skill, learning and best efforts to the affairs of the Company and shall perform his duties provided for hereunder at such locations as is directed by the Company. The Employee shall use his best endeavors to protect the good name of the Company and shall not perform any act that shall bring the Company into disrepute.

2.4. In the event that the Employee shall discover that he has or might have at some point in the future any direct or indirect personal interest in any of the Company's business or a conflict of interest with the duties required of him by virtue of his employment with the Company, immediately upon such discovery the Employee shall so inform the board of directors of the Company in writing.

2.5. The Employee shall not during the term of this Agreement engage directly or indirectly in rendering services of a business, professional or commercial nature to any other person, firm, or corporation, whether or not such services are rendered for gain, profit or other pecuniary advantage.

2.6. The Employee shall not directly or indirectly accept any commission, rebate, discount, or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company.

3. SCOPE OF EMPLOYMENT & OVERTIME PAYMENT

3.1. The Employee shall carry out his duty according to the accustomed hours of the Company for Employees serving in his role or in that scale and as determined by the Employee's supervisor as defined in section 2.1. It is clarified that all salaries payments as well employee benefits and the supplementary payments in this agreement

will be compensated proportionally to the percentage of employment status as shall be determined from time to time.

3.2. In addition to section 3.1 aforementioned, the Employee will be required, from time to time and in accordance with the Company needs, to work overtime and on days of rest (hereinafter: "**overtime**").The overtime norm must not, at any circumstances, exceed 40 hours per month.

3.3. The Employee shall be entitled to compensation for overtime worked by him in the total sum of _5406_ NIS (hereinafter: "**overtime payment**"). The overtime payment shall be calculated as follows: the salary as was set on section 4.1 divided by 186 hours (each month) multiplied by the overtime norm as was set on section 3.2 aforementioned and multiplied by 1.333 (the average between 125% overtime compensation to 150% overtime compensation).

3.4. It is hereby clarified and agreed upon that the Employee will not be entitled to work overtime exceeding the norm specified in section 3.2 above, without written permission given by his supervisor – as defined in section 2.1- in advance. Should a written permission be given, the Employee will be entitled to additional overtime payment regarding the overtime hours exceeding the norm specified in section 3.2 above, in accordance with reported hours and as was permitted by his supervisor.

4. SALARY

4.1. In consideration for the performance of all his duties on behalf of the Company according to this contract, the Employee shall be entitled to a monthly global salary (the "**Salary**") of 18,900 New Israeli Shekels ("**NIS**"), and also to supplementary payments (i.e. overtime payment), to social benefits and to senior employees insurance, as specified in section 5 below (hereinafter: **"The Benefits"**).

4.2. It is understood and agreed upon the parties that the Salary, the supplementary payments and The Benefits are in gross values and shall be subject to tax deduction at source, as required by any relevant law.

4.3. It is understood and agreed upon the parties that the Salary, the supplementary payments and the Benefits shall be deemed as the full and total consideration that the Employee is entitled to, either according to this contract or according to any law applicable, due to the fulfillment of his obligations according to this contract, including overtime work and work at rest days.

4.4. The Employee shall devote his full working hours, attention, diligence and energy to his employment under this Agreement.

4.5. The Salary and the Benefits for each preceding month shall be paid in the next month not later than the 9th day of the month. The Company shall make the appropriate

payments on behalf of the Employee, out of the money that was deducted from the Salary, the supplementary payments or from the Benefits, to the income tax authorities, the Institute of National Insurance and any other relevant authority.

5. BENEFITS

5.1. Convalescence Pay. The Employee shall be entitled to convalescence pay equal to 255 NIS per month.

5.2. Transportation Expenses. The Employee shall be entitled to reimbursement of transportation expenses that shall not exceed __495___ NIS.

5.3. Special High-Tech Bonus. The Employee shall be entitled to a monthly global special high-tech bonus equal to __1,944____NIS (hereinafter: The **"High-Tech Bonus"**). The High-Tech Bonus shall be paid to the employee together with the salary.

5.4. Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law 5736 - 1976.

5.5. Expense Reimbursement. The Company will reimburse the Employee for any documented, out-of-pocket expenses from time to time properly incurred by the Employee in connection with his employment by the Company and approved in advance by the management of the company in its absolute discretion.

6. RESERVE DUTY

The Employee shall bring to the notice of the Company any call-up order for reserve duty upon receipt of the order. The Employee shall continue to receive the salary provided for hereunder during periods of military reserve duty. The Employee hereby assigns and undertakes to pay to the Company any amounts received from the National Insurance Institute as compensation for such reserve duty service.

7. CONFIDENTIALITY, NON-COMPETITION, TECHNOLOGY ASSIGNMENT

7.1. The Employee agrees to maintain the terms and conditions contained in this Agreement in strict confidence and shall not disclose to any third party, including any other employee of the Company, without the prior written consent of the Company.

7.2. The Employee shall execute an Employee Proprietary Information and Inventions Agreement in the form of the Agreement attached hereto as Annex A (the "Proprietary Information Agreement").

7.3. Employee agrees that it would be difficult to measure damage to the Company from any breach of Employee of the promises set forth in this Section 6 or in the Proprietary Information Agreement, and that injury to the Company from any such breach would be impossible to calculate, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, Employee agrees that if he breaches any provision of this Section 6 or of the Proprietary Information Agreement, the Company will be entitled, in addition to all other remedies it may have, to an injunction or other appropriate orders to restrain any such breach by Employee without showing or proving any actual damage sustained by the Company.

8. TERMINATION

8.1. The Company and the Employee shall be entitled to terminate this Agreement for any reason by giving [thirty] days' prior written notice of termination to the other party ("Prior Notice").

8.2. The Company may in its discretion terminate the Employee's employment immediately (that is, without giving notice as specified in Section 8.1 above) by giving him notice together with payment of such sum as would have been payable to him in respect of the notice period specified in Section 8.1 ("Payment in Lieu of Notice"). The employment of the Employee shall be deemed to have ceased on the date of the receipt of the Payment in Lieu of Notice.

8.3. The Company shall be entitled to terminate this Agreement immediately for the following reasons:

(i) The Employee commits a material breach of the Proprietary Information Agreement, as shall be determined in the reasonable opinion of the directors of the Company; or

(ii) The employee commits a material breach of this Agreement and for a period of [ten] consecutive days fails to cure such breach; or

(iii) The Employee performs any act that entitles the Company legally to dismiss him without paying him any severance pay in connection with such dismissal; or

(iv) for purposes of this Agreement, "disability" means a physical or mental infirmity which impairs the Employee's ability to substantially perform his duties under this Agreement which continues for a period of at least ninety (90) consecutive days; or

(v) The Employee is convicted of a crime of moral turpitude or dishonesty; or

(vi) During the Trial Period.

8.4. In the event that the Employee does not deliver to the Employer the Prior Notice as required by section 8.1, the Employee shall pay compensation to the Employer of an amount equal to the salary to which the Employee would have been entitled during the period of the Prior Notice. The Employer shall be entitled to deduct such sum from any monies due and payable to the Employee.

8.5. In the event that this Agreement shall be terminated in circumstances which would entitle the Employee to receive severance pay under the Severance Pay Law 5723-1963, the Employer shall transfer the Policy to the Employee.

8.6. Subject to the receipt by the Employee of Prior Notice from the Employer, the Employee hereby undertakes in favor of the Company that prior to termination of this Agreement for any reason, he shall train his successor and provide him with orderly explanations of all information and knowledge required to enable such successor to perform the duties in a manner similar to the manner in which the Employee performed such duties. The Company shall be entitled to cancel and revoke the provisions of this subsection.

8.7. In the event that the employment of the Employee is terminated, the Employee shall immediately return all documents, information, reports, possessions or other assets belonging to the Employer.

9. <u>MISCELLANEOUS</u>

9.1. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules respecting conflict of law.

9.2. The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith or with any other term, condition or provision hereof, and said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

9.3. The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

9.4. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

9.5. This Agreement together with the Proprietary Information Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement and the Proprietary Information Agreement.

9.6. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and the Company shall require such successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

9.7. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal personal representative.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MobilEye Vision Technologies Ltd.

By: PINI SEGAL
VP FINANCE & HR
MOBILEYE

Title: מובילאיי
טכנולוגיות ראיה
בע"מ

Shai Shalev-Shwartz

(the "**Employee**")